FOR IMMEDIATE RELEASE

CONTACT:           THOMAS C. ELLIOTT
CHIEF FINANCIAL OFFICER
RESOURCE CAPITAL CORP.
1845 WALNUT STREET, SUITE 1000
PHILADELPHIA, PA 19103
215/546-5005, 215/546-4785 (fax)

RESOURCE CAPITAL CORP. ANNOUNCES PLACEMENT
OF $25 MILLION OF TRUST PREFERRED SECURITIES

New York, N.Y., May 25, 2006 - Resource Capital Corp. (NYSE: RSO) (the “Company” or “RCC”), a real estate investment trust focused on investing in commercial and residential real estate-related assets and, to a lesser extent, higher-yielding commercial finance assets, announced today that it has issued $25 million of Trust Preferred Securities through its wholly-owned subsidiary, Resource Capital Trust I. The securities will bear a floating rate of interest equal to three-month LIBOR plus 3.95%. The securities will mature on June 30, 2036 and may be called at par by the Company any time after June 30, 2011. RCC intends to use the net proceeds of this offering to fund additional commercial real estate and commercial finance investment opportunities.

The securities will not be registered under the Securities Act of 1933 or any state securities laws, and will be sold in a private transaction under the Securities Act. Unless the shares are registered under the Securities Act or applicable state laws, they may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

About Resource Capital Corp.

Resource Capital Corp. is a specialty finance company that began operations in March 2005 and intends to elect and qualify to be taxed as a real estate investment trust for federal income tax purposes. RCC’s investment strategy focuses on real estate-related assets, and, to a lesser extent, higher-yielding commercial finance assets with a concentration on the following asset classes: commercial real estate-related assets such as B-notes, mezzanine debt and commercial mortgage-backed securities and commercial finance assets such as other asset-backed securities, syndicated bank loans, equipment leases and notes, trust preferred securities and private equity investments principally issued by financial institutions. RCC is externally managed by Resource Capital Manager, Inc., an indirect wholly-owned subsidiary of Resource America, Inc. (Nasdaq: REXI), a specialized asset management company that uses industry specific expertise to generate and administer investment opportunities for its own account and for outside investors in the financial fund management, real estate, and equipment finance sectors. As of March 31, 2006, Resource America managed approximately $9.5 billion of assets in these sectors.

For more information, please visit our website at www.resourcecapitalcorp.com or contact investor relations at pschreiber@resourceamerica.com

Forward-Looking Statement

This press release includes statements that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. Factors that can affect future results are discussed in the documents filed by Resource Capital Corp. from time to time with the Securities and Exchange Commission. Resource Capital Corp. undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.